UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
September 9, 2010
UNIFI, INC.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina (Address of Principal Executive Offices)	27410 (Zip Code)
Registrant’s telephone number, including area code: (336) 294-4410
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 9, 2010, Unifi, Inc. (the “Company”) and its subsidiaries Unifi Manufacturing, Inc., Unifi Textured Polyester, LLC, Unimatrix Americas, LLC, Unifi Sales & Distribution, Inc., Spanco International, Inc. and Unifi Equipment Leasing, LLC, as co-borrowers, entered into a First Amendment to Amended and Restated Credit Agreement, Amended and Restated Security Agreement and Pledge Agreement (the “First Amendment Credit Agreement”) with Bank of America, N.A., as both administrative agent and lender, and Wells Fargo Capital Finance, Inc., as lender. The First Amendment Credit Agreement provides for a revolving credit facility in an amount of $100 million (with the ability of the Company to request that the borrowing capacity be increased up to $150 million) and matures on September 9, 2015, provided that unless the Company’s 11.5% Senior Secured Notes due 2014 (the “2014 Notes”) have been prepaid, redeemed, defeased or otherwise repaid in full on or before February 15, 2014, the maturity date of the revolving credit facility will be adjusted to February 15, 2014. The First Amendment Credit Agreement amends a senior secured asset-based revolving credit facility (the “Amended Credit Agreement”) which had a stated maturity date of May 15, 2011.
     The First Amendment Credit Agreement is secured by first-priority liens on the Company’s and its subsidiary co-borrowers’ inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other related personal property and all proceeds relating to any of the above, and by second-priority liens, subject to permitted liens, on the Company’s and its subsidiary co-borrowers’ assets securing the 2014 Notes and related guarantees on a first-priority basis, in each case other than certain excluded assets. The Company’s ability to borrow under the First Amendment Credit Agreement is limited to a borrowing base equal to specified percentages of eligible accounts receivable and inventory and is subject to other conditions and limitations.
     Borrowings under the First Amendment Credit Agreement bear interest at rates of LIBOR plus 2.00% to 2.75% and/or prime plus 0.75% to 1.50%. The interest rate matrix is based on the Company’s excess availability under the First Amendment Credit Agreement. The unused line fee under the First Amendment Credit Agreement is 0.375% to 0.50% of the unused line amount.
     The First Amendment Credit Agreement contains customary affirmative and negative covenants for asset-based loans that restrict future borrowings and certain transactions. Such covenants include restrictions and limitations on (i) sales of assets, consolidation, merger, dissolution and the issuance of the Company’s capital stock, any subsidiary co-borrower and any domestic subsidiary thereof, (ii) permitted encumbrances on the Company’s property, any subsidiary co-borrower and any domestic subsidiary thereof, (iii) the incurrence of indebtedness by the Company, any subsidiary co-borrower or any domestic subsidiary thereof, (iv) the making of loans or investments by the Company, any subsidiary co-borrower or any domestic subsidiary thereof, (v) the declaration of dividends and redemptions by the Company or any subsidiary co-borrower and (vi) transactions with affiliates by the Company or any subsidiary co-borrower. The covenants under the First Amendment Credit Agreement are, however, generally less restrictive than the Amended Credit Agreement as the Company is no longer required to maintain a fixed charge coverage ratio of at least 1.0 to 1.0 to make certain distributions and investments so long as pro forma excess availability is at least equal to 27.5% of the total credit facility. These distributions and investments include (i) the payment or making of any dividend, (ii) the redemption or other acquisition of any of the Company’s capital stock, (iii) cash investments in joint ventures, (iv) acquisition of the property and assets or capital stock or a business unit of another entity and (v) loans or other investments to a non-borrower subsidiary. The First Amendment Credit Agreement does require the Company to maintain a trailing twelve month fixed charge coverage ratio of at least 1.0 to 1.0 should borrowing availability decrease below 15% of the total credit facility. There are no capital expenditure limitations under the First Amendment Credit Agreement.
     The foregoing discussion of the terms of the First Amendment Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the First Amendment Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
     See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.1
First Amendment to Amended and Restated Credit Agreement, Amended and Restated Security Agreement and Pledge Agreement, dated as of September 9, 2010, among Unifi, Inc., the subsidiaries of Unifi, Inc. from time to time party to the agreement, each lender from time to time party to the agreement and Bank of America, N.A., as administrative agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.
By:	/s/ Charles F. McCoy
Charles F. McCoy
Vice President, Secretary and General Counsel

Dated: September 10, 2010

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.1
First Amendment to Amended and Restated Credit Agreement, Amended and Restated Security Agreement and Pledge Agreement, dated as of September 9, 2010, among Unifi, Inc., the subsidiaries of Unifi, Inc. from time to time party to the agreement, each lender from time to time party to the agreement and Bank of America, N.A., as administrative agent